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                 [LETTERHEAD OF SPAULDING & SLYE APPEARS HERE]

April 11, 1997

Mr. David R. Barrett
Senior Vice President
Boston Properties, Inc.
8 Arlington Street
Boston, MA 02118

Dear David:

In connection with the initial public offering of common stock by Boston Properties, Inc., we hereby consent to the use of our name in the Registration Statement on Form S-11 and to the reference to us as experts in the section therein under the caption "Experts."

Sincerely,

/s/ Matthew P. Dwyer
Matthew P. Dwyer, SIOR
Senior Vice President/Principal

MPD/dh